Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-168665, 333-197379, and 333-197381 on Form S-3 and Registration Statement Nos. 333-116055, 333-123707, 333-153017, 333-168666, 333-183201, 333-190519, 333-197382, and 333-206205 on Form S-8 of our reports dated March 4, 2016, relating to the financial statements of inContact, Inc. and subsidiaries, and the effectiveness of the inContact, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of inContact, Inc. for the year ended December 31, 2015.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah

March 4, 2016